Exhibit 99.1

Opiant Pharmaceuticals, Inc. Reports Third Quarter 2018 Financial Results and Provides Corporate Update

SANTA MONICA, Calif, November 7, 2018 – Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions and drug overdose, today reported financial results for the quarter and nine months ended September 30, 2018, and provided a corporate update.

“The significant potential of OPNT003, nasal nalmefene, was further validated when we entered into a multi-year contract with funding of up to $4.6 million with the Biomedical Advanced Research and Development Authority (“BARDA”), to accelerate its development as a medical countermeasure in the event of a fentanyl chemical attack,” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “The BARDA contract will cover activities not funded by the $7.4 million grant received earlier this year from the National Institute on Drug Abuse (“NIDA”) to further the development of OPNT003 for the treatment of opioid overdose. We intend to conduct a pivotal pharmacokinetic study for OPNT003 in 2019, and are targeting 2020 for the submission of a New Drug Application.”

“Our pipeline beyond OPNT003 also continues to advance,” continued Dr. Crystal. “We recently completed the last patient last visit in our ongoing Phase 2 trial of OPNT001 for the treatment of Bulimia Nervosa, an eating disorder characterized by binging and purging that impacts more than 1 million Americans annually. We currently anticipate that top-line data from this study will be available in the first quarter of 2019.”

“We continued to achieve meaningful sequential growth in royalty revenue in the third quarter of 2018,” said David O’Toole, Chief Financial Officer of Opiant. “In addition, the 2019 NARCAN® sales guidance issued by Emergent BioSolutions Inc. provides us with further confidence in the growth prospects for our royalty and milestone revenue. Moreover, we are supported by a solid balance sheet, which was further strengthened in the third quarter through our approximately net $12.7 million financing from primarily healthcare-focused institutional investors.”

Recent Corporate Highlights

•	Entered into a multi-year funding contract of up to $4.6 million with BARDA to accelerate the development of OPTN003 as a medical countermeasure in the event of a fentanyl chemical attack

•	Enrolled final patient in Phase 2 clinical trial evaluating OPTN001 in Bulimia Nervosa

o	Top-line results expected in first quarter of 2019

•	Raised net proceeds of approximately $12.7 million from a public offering of common stock

•
Announced that researchers at the U.S. Military HIV Research Program at the Walter Reed Army Institute of Research and SUNY Upstate Medical University were awarded a grant of approximately $3.7 million by the National Institutes of Health to advance OPNT005, Opiant’s heroin vaccine candidate, through Phase 1/2a clinical trials to assess its safety and efficacy

•	Signed a development and manufacturing agreement for OPNT003 with Consort Medical plc

•	Appointed pharmaceutical industry veteran Craig Collard to Board of Directors

Exhibit 99.1

Financial Results for the Third Quarter Ended September 30, 2018
For the three months ended September 30, 2018, Opiant recorded approximately $4.4 million in revenue, compared to $22,000 during the corresponding period of 2017. For the three months ended September 30, 2018, Opiant recognized approximately $4.2 million of revenue from the license agreement between it and Adapt for the sale of NARCAN® (naloxone hydrochloride) Nasal Spray.

General and Administrative expenses for the three months ended September 30, 2018, were approximately $3.4 million, compared to approximately $2.2 million in the comparable period of 2017. The increase was primarily due to a $0.7 million increase associated with stock-based compensation expense and a $0.5 million increase in corporate overhead, during the three months ended September 30, 2018, as compared to the three months ended September 30, 2017.

Research and development expenses for the three months ended September 30, 2018, were approximately $1.9 million, compared to approximately $0.7 million in the comparable period of 2017. The increase was primarily attributable to a $0.4 million increase in stock-based compensation expense, a $0.5 million increase in clinical trial costs and a $0.3 million increase in personnel and related expense.

Net loss for the three months ended September 30, 2018, was approximately $0.9 million, or a loss of $0.32 per basic and diluted share, compared to net loss of approximately $3.4 million, or a loss of $1.68 per basic and diluted share, for the comparable period of 2017.

Nine Months Ended September 30, 2018 Financial Results
For the nine months ended September 30, 2018, Opiant recorded approximately $9.2 million in revenue, compared to approximately $3.8 million in the corresponding period of 2017. During the nine months ended September 30, 2018, Opiant recognized approximately $8.9 million of revenue from the license agreement between it and Adapt for the sale of NARCAN® (naloxone hydrochloride) Nasal Spray. During the nine months ended September 30, 2017, Opiant recorded approximately $3.8 million from the sale to SWK Capital (“SWK”) of Opiant’s right to receive royalties arising from the sale, by Adapt, of NARCAN® Nasal Spray. This $3.8 million payment from SWK was a one-time milestone payment, as provided under the royalty monetization agreement between Opiant and SWK.

General and administrative expenses for the nine months ended September 30, 2018, were approximately $9.2 million, compared to approximately $6.3 million for the nine months ended September 30, 2017. The increase was primarily due to a $2.3 million increase associated with stock-based compensation expense, and a $0.6 million increase in corporate overhead.

Research and development expenses for the nine months ended September 30, 2018, were approximately $5.9 million, compared to approximately $3.0 million in the comparable period of 2017. The increase was primarily attributable to a $1.1 million increase in stock-based compensation expense, a $1.1 million increase in personnel and related expense and a $0.7 million increase in third-party expenses associated with Opiant’s research and development programs.

Exhibit 99.1

License fees for the nine months ended September 30, 2018, were approximately $5.6 million. The license fees relate to Opiant’s obligations under the License Agreement with Adapt. There were no license fees for the nine months ended September 30, 2017.

Net loss for the nine months ended September 30, 2018, was approximately $11.6 million, or a loss of $4.32 per basic and diluted share, compared to a net loss of approximately $6.0 million, or a loss of $2.96 per basic and diluted share, for the comparable period of 2017. The significant increase in net loss for the nine months ended September 30, 2018, compared to the same period in 2017, was primarily due to the non-recurring license fee of $5.6 million paid to Adapt.

At September 30, 2018, Opiant had cash and cash equivalents of approximately $24.8 million, compared to approximately $8.1 million at December 31, 2017. The cash balance on the balance sheet at September 30, 2018 does not include the impact of the NIDA grant of $7.4 million or the BARDA contract of $4.6 million.

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About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions and drug overdose. NIDA, a division of the National Institutes of Health, describes addictive disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Opiant's first drug overdose product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by its commercialization partner, Adapt Pharmaceuticals, now owned by Emergent BioSolutions, Inc. For more information please visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or

Exhibit 99.1

"continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-KT for the transition period August 1 to December 31, 2017 and Form 10-Q for the period ended March 31, 2018, filed with the Securities and Exchange Commission on March 7, 2018 and May 8, 2018, respectively, including under the caption titled "Risk Factors." These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:

For Investor Relations:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746

For Media Inquiries:
Julie Normart
W2O Group
jnormart@w2ogroup.com
(415) 946-1087

Exhibit 99.1

Exhibit 99.1

Opiant Pharmaceuticals Inc.
Condensed Consolidated Statements of Operations
(in thousands, except shares and per share amounts)
(unaudited)

	Three months ended September 30, 2018	Three months ended September 30, 2017	Nine months ended September 30, 2018	Nine months ended September 30, 2017
Revenues				
Royalty & licensing revenue	$ 4,185	$ -	$ 8,887	$ 3,750
Treatment investment revenue	63	22	170	54
Grant revenue	118	-	163	-
Total revenue	4,366	22	9,220	3,804
Operating Expenses				
General and administrative	3,398	2,175	9,220	6,295
Research and development	1,908	691	5,945	2,963
License fees	-	-	5,625	-
Total expenses	5,306	2,866	20,790	9,258
Loss from operations	(940)	(2,844)	(11,570)	(5,454)
Other income (expense)				
Interest income	20	7	31	29
Loss on settlement of liability	-	(33)	(50)	(33)
Gain (loss) on foreign exchange	2	11	(36)	41
Total other income (expense)	22	(15)	(55)	37
Net loss before provision for income taxes	(918)	(2,859)	(11,625)	(5,417)
Provision for income taxes	-	(550)	(33)	(550)
Net loss	$ (918)	$ (3,409)	$ (11,658)	$ (5,967)
Net loss per common share				
Basic & Diluted	$ (0.32)	$ (1.68)	$ (4.32)	$ (2.96)
Weighted-average common shares outstanding:				
Basic & Diluted	2,871,042	2,026,477	2,698,532	2,018,986